Exhibit 5.1

Mayer Brown LLP 71 South Wacker Drive Chicago, Illinois 60606-4637 Main Tel +1 312 782 0600 Main Fax +1 312 701 7711 www.mayerbrown.com
February 26, 2018

American Honda Receivables LLC 20800 Madrona Ave. Torrance, California 90503

Re:	American Honda Receivables LLC
Registration Statement on Form SF-3
Registration No. 333-205883

Ladies and Gentlemen:

We have acted as special counsel to American Honda Receivables LLC (the “Company”), a Delaware limited liability company, in connection with the above-captioned registration statement (such registration statement, together with the exhibits and any amendments thereto, the “Registration Statement”) and the offering of the Class A-1 1.90000% Asset Backed Notes, the Class A-2 2.36% Asset Backed Notes, the Class A-3 2.64% Asset Backed Notes and the Class A-4 2.83% Asset Backed Notes (other than such Notes retained by American Honda Finance Corporation, “AHFC”) (collectively, the “Offered Notes”) described in the final prospectus dated February 21, 2018 (the “Prospectus”), which has been filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b)(5) under the Securities Act of 1933, as amended (the “Act”). As described in the Prospectus, the Notes will be issued by Honda Auto Receivables 2018-1 Owner Trust (the “Trust”), which was formed by the Company pursuant to a trust agreement among the Company, The Bank of New York Mellon, as owner trustee, and BNY Mellon Trust of Delaware, as Delaware Trustee. The Offered Notes and other Notes retained by AHFC (such Notes collectively with the Offered Notes, the “Notes”) will be issued pursuant to an Indenture (the “Indenture”) between the Trust and U.S. Bank National Association, as indenture trustee (the “Indenture Trustee”). Capitalized terms used herein without definition have the respective meanings assigned to such terms in the Prospectus.

In that regard, we generally are familiar with the proceedings taken or required to be taken in connection with the proposed authorization, issuance and sale of the Offered Notes and have examined and relied upon copies of such statutes, documents, corporate records and other instruments as we have deemed necessary or appropriate for the purposes of this opinion, including the Prospectus and current drafts of the Indenture (including the form of the Offered Notes included as an exhibit thereto) and an Amended and Restated Trust Agreement.

Based on and subject to the foregoing, we are of the opinion that, with respect to the Offered Notes, when (a) the Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended, (b) the Offered Notes have been duly executed and issued by the Trust and authenticated by the Indenture Trustee and sold by the Company or by the Trust, at the direction of the Company, as applicable, and (c) payment of the agreed consideration for the Offered Notes shall have been received by the Trust, all in accordance with the terms and conditions of the related Basic Documents and a definitive purchase, underwriting or similar agreement with

Mayer Brown LLP operates in combination with other Mayer Brown entities (the "Mayer Brown Practices"), which have offices in North America,
Europe and Asia and are associated with Tauil & Chequer Advogados, a Brazilian law partnership.

Mayer Brown llp

American Honda Receivables LLC

respect to the Offered Notes and in the manner described in the Prospectus, the Offered Notes will have been duly authorized by all necessary action of the Trust and will be legally issued and binding obligations of the Trust and entitled to the benefits afforded by the Indenture, except as may be limited by bankruptcy, insolvency, reorganization, arrangement, moratorium or other laws relating to or affecting creditors’ rights generally (including, without limitation, fraudulent conveyance laws), and by general principles of equity, regardless of whether such matters are considered in a proceeding in equity or at law.

Mayer Brown llp

American Honda Receivables LLC

Our opinions expressed herein are limited to the federal laws of the United States and the laws of the State of New York and the State of Delaware. We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to a Form 8-K filed in connection with the Prospectus and to the use of our name therein without admitting we are “experts” within the meaning of the Act, or the rules and regulations of the Commission issued thereunder, with respect to any part of the Registration Statement or the Prospectus.

Very truly yours,

/s/ Mayer Brown LLP

MAYER BROWN LLP